EXHIBIT 5.1
JONES & KELLER, P.C.
Sixteenth Floor, 1625 Broadway
Denver, Colorado 80202
Telephone: (303) 573-1600
Telecopier: (303) 573-8133
December 18, 2006
Citizens, Inc.
400 East Anderson Lane
Austin, Texas 78752
Re: Registration Statement on Form S-3 for Issuance of Shares Under Stock Investment Plan
Ladies and Gentlemen:
     We have acted as counsel to Citizens, Inc., a Colorado corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), of a Registration Statement on Form S-3 (the “Registration Statement”) covering up to 12,000,000 shares (the “Shares”) of Class A common stock of the Company, that may be purchased on behalf of participants under the Company’s Stock Investment Plan, as amended (the “Plan”).
     This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter is subject to and should be read in conjunction therewith. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.
     In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; and the resolutions adopted by the Board of Directors of the Company authorizing, approving and ratifying the preparation and filing of the Registration Statement. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons other than the Company where due execution and delivery by such persons is a prerequisite to the effectiveness of such documents.
     As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in an officer’s certificate of the Company and certificates of, and other information obtained from, public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.
     Based upon and subject to the foregoing, we are of the Opinion that:
     (1) the up to 12,000,000 Shares that may be purchased under the Plan as described in the Registration Statement will be, upon purchase by participants in accordance with the Plan, validly issued, fully paid and nonassessable.
     We hereby consent to the filing of the Opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement.
     Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referenced to by or filed with any other person or entity without our prior written permission.
Very truly yours,
/s/ Jones & Keller, P.C.
JONES & KELLER, P.C.